Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACTS:	Tony Voorhees	Michael Newman
	Chief Financial Officer	Investor Relations
	Key Tronic Corporation	StreetConnect
	(509)-927-5345	(206) 729-3625
KEY TRONIC CORPORATION ANNOUNCES RESULTS
FOR THE THIRD QUARTER OF FISCAL YEAR 2025

Tariff Disruptions; New Program Wins; Building New Capacity in US and Vietnam; Cost Reduction Initiatives
Spokane Valley, WA— May 6, 2025 — Key Tronic Corporation (Nasdaq: KTCC), a provider of electronic manufacturing services (EMS), today announced its results for the quarter ended March 29, 2025.

For the third quarter of fiscal year 2025, Key Tronic reported total revenue of $112.0 million, compared to $142.4 million in the same period of fiscal year 2024. The revenue for the third quarter of fiscal year 2025 was adversely impacted by the worldwide economic disruptions and uncertainty caused by the recent escalation and fluctuations in global tariffs. This resulted in delays, increased costs, and reduced demand from many customers. For the first nine months of fiscal year 2025, total revenue was $357.4 million, compared to $440.4 million in the same period of fiscal year 2024.

Despite the revenue trends in fiscal year 2025, Key Tronic believes it is well positioned for growth and a return to profitability in the long term. The Company's international and domestic manufacturing footprint provides flexibility to respond to market conditions, including current and potential future tariffs. This is expected to help mitigate tariff implications and optimize pricing for customers. Strategic initiatives to streamline the Company's cost structure have decreased its break-even revenue requirements, and expected long-term revenue growth is estimated to have a positive impact on incremental margins. Additionally, the Company has continued to generate positive cash flow throughout fiscal year 2025. Total cash flow provided by operations for the first nine months of fiscal year 2025 was $10.1 million compared to $6.1 million for the same period of fiscal year 2024.

Gross margin was 7.7% and operating margin was (0.4)% in the third quarter of fiscal year 2025, compared to 5.7% and (0.4)%, respectively, in the same period of fiscal year 2024. The year-over-year improvement in gross margins for the third quarter of fiscal year 2025 reflects the cost-cutting and headcount reductions in our international and domestic operations over the past three quarters. These streamlining initiatives have enabled the Company to lower its cost structure to become more competitive in new quote opportunities. As a result, the Company anticipates improved gross margins as our revenue rebounds, driven by ramps of existing new programs and potential new wins in future quarters. The results during the third quarter of fiscal 2025 included government-mandated severance expenses in Mexico of approximately $0.8 million and balance sheet adjustments for inventory and estimated collections from customers of approximately $0.7 million.

The net loss was $(0.6) million or $(0.06) per share for the third quarter of fiscal year 2025, compared to a net loss of $(2.2) million or $(0.21) per share for the same period of fiscal year 2024. For the first nine months of fiscal year 2025, the net loss was $(4.4) million or $(0.41) per share, compared to a net loss of $(0.8) million or $(0.07) per share for the same period of fiscal year 2024. The increase in year-to-date net loss is primarily related to the large reduction in revenue, partially offset by the reduction in costs made by the Company during the current fiscal year.

The adjusted net loss was $(0.6) million or $(0.05) per share for the third quarter of fiscal year 2025, compared to adjusted net loss of $(2.2) million or $(0.20) per share for the same period of fiscal year 2024. The adjusted net loss was $(3.5) million or $(0.32) per share for first nine months of fiscal year 2025, compared to $(1.0) million or $(0.09) per share for the same period of fiscal year 2024. See “Non-GAAP Financial Measures,” below for additional information about adjusted net loss and adjusted net loss per share.

“The rapid, unprecedented changes in tariffs have significantly impacted the demand from our customers during the quarter. We believe that uncertainties about tariffs have led to hesitancy and business paralysis in many of our customers’ businesses,” said Brett Larsen, President and CEO. “As previously announced, we’re proceeding with the buildout of new production capacity in Arkansas and Vietnam. Our manufacturing footprint in the U.S., Mexico and Vietnam provides our customers with options to manage current tariffs and future tariff changes. We anticipate these new facilities will be operational in the first half of fiscal

2026 and will enable us to benefit from customers rebalancing their contract manufacturing to mitigate the severe impact and uncertainties surrounding the tariffs on goods manufactured in China.”

“At the same time, we have continued to streamline our international and domestic operations, with further headcount reductions to reduce costs and enhance efficiency, building on similar actions in recent periods. We also continued to win new programs in telecommunications, pest control, energy storage, medical technology, and temperature-controlled shipping solutions. We believe Key Tronic remains well positioned for increased growth and profitability over the longer term.”

The financial data presented for the third quarter of fiscal 2025 should be considered preliminary and could be subject to change, as the Company’s independent auditor has not completed their review procedures.

Business Outlook

Due to uncertainty in the economic and political environments related to the varying uncertainty of potential tariffs, Key Tronic will not be issuing revenue or earnings guidance for the fourth quarter of fiscal year 2025.

Conference Call

Key Tronic will host a conference call to discuss its financial results at 2:00 PM Pacific (5:00 PM Eastern) today. A broadcast of the conference call will be available at www.keytronic.com under “Investor Relations” or by calling 888-394-8218 or +1-313-209-4906 (Access Code: 2003797). The Company will also reference accompanying slides that can be viewed with the webcast at www.keytronic.com under “Investor Relations”. A replay will be available at www.keytronic.com under “Investor Relations”.

About Key Tronic

Key Tronic is a leading contract manufacturer offering value-added design and manufacturing services from its facilities in the United States, Mexico, China and Vietnam. The Company provides its customers with full engineering services, materials management, worldwide manufacturing facilities, assembly services, in-house testing, and worldwide distribution. Its customers include some of the world’s leading original equipment manufacturers. For more information about Key Tronic visit: www.keytronic.com

Forward-Looking Statements

Some of the statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to those including such words as aims, anticipates, believes, continues, estimates, expects, hopes, intends, plans, predicts, projects, targets, will, or would, similar verbs, or nouns corresponding to such verbs, which may be forward looking. Forward-looking statements also include other passages that are relevant to expected future events, performances, and actions or that can only be fully evaluated by events that will occur in the future. Forward-looking statements in this release include, without limitation, the Company’s statements regarding its expectations with respect to financial conditions and results, including revenue and earnings, the Company’s ability to build out production capacity in Arkansas and Vietnam and the timing of completion of those facilities, cost savings from headcount reduction and the Mexican Peso exchange rate, demand for certain products and the effectiveness of some of its programs, business from customers and programs, and impacts from operational streamlining and efficiencies, including reductions in inventories. There are many factors, risks and uncertainties that could cause actual results to differ materially from those predicted or projected in forward-looking statements, including but not limited to: the future of the global economic environment and its impact on our customers and suppliers; the impact of new governmental legislation and regulation, including tax reform, tariffs and related activities, such trade negotiations and other risks; the success and timing of our expansion plans; the availability of components from the supply chain; the availability of a healthy workforce; the accuracy of suppliers’ and customers’ forecasts; development and success of customers’ programs and products; timing and effectiveness of ramping of new programs; success of new-product introductions; the risk of legal proceedings or governmental investigations relating to the previously reported financial statement restatements and related material weaknesses, the May 2024 cybersecurity incident and the subject of the internal investigation by the Company’s Audit Committee and related or other unrelated matters; acquisitions or divestitures of operations or facilities; technology advances; changes in pricing policies by the Company, its competitors, customers or suppliers; and other factors, risks, and uncertainties detailed from time to time in the Company’s SEC filings.

Non-GAAP Financial Measures

To supplement our consolidated financial statements, which are prepared in accordance with generally accepted accounting principles in the United States (GAAP), we use certain non-GAAP financial measures, adjusted net loss and adjusted net loss per share, diluted. We provide these non-GAAP financial measures because we believe they provide greater transparency related to our core operations and represent supplemental information used by management in its financial and operational decision making. We exclude (or include) certain items in our non-GAAP financial measures as we believe the net result is a measure of our core business. We believe this facilitates operating performance comparisons from period to period by eliminating potential differences caused by the existence and timing of certain income and expense items that would not otherwise be apparent on a GAAP basis. Non-GAAP performance measures should be considered in addition to, and not as a substitute for, results prepared in accordance with GAAP. We strongly encourage investors and shareholders to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure. Our non-GAAP financial measures may be different from those reported by other companies. See the table below entitled “Reconciliation of GAAP to non-GAAP measures” for reconciliations of adjusted net loss to the most directly comparable GAAP measure, which is GAAP net loss, and the computation of adjusted net loss per share, diluted.

KEY TRONIC CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	March 29, 2025	March 30, 2024	March 29, 2025	March 30, 2024
Net sales	$111,974	$142,427	$357,385	$440,386
Cost of sales	103,367	134,346	327,769	409,680
Gross profit	8,607	8,081	29,616	30,706
Research, development and engineering expenses	2,308	2,234	6,917	6,233
Selling, general and administrative expenses	6,758	6,422	19,835	18,263
Gain on insurance proceeds, net of losses	—	—	—	(431)
Total operating expenses	9,066	8,656	26,752	24,065
Operating income (loss)	(459)	(575)	2,864	6,641
Interest expense, net	2,581	2,800	9,748	8,772
Loss before income taxes	(3,040)	(3,375)	(6,884)	(2,131)
Income tax benefit	(2,436)	(1,154)	(2,490)	(1,329)
Net Loss	$(604)	$(2,221)	$(4,394)	$(802)
Net loss per share — Basic	$(0.06)	$(0.21)	$(0.41)	$(0.07)
Weighted average shares outstanding — Basic	10,762	10,762	10,762	10,762
Net loss per share — Diluted	$(0.06)	$(0.21)	$(0.41)	$(0.07)
Weighted average shares outstanding — Diluted	10,762	10,762	10,762	10,762

KEY TRONIC CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	March 29, 2025	June 29, 2024
ASSETS
Current assets:
Cash and cash equivalents	$2,468	$4,752
Trade receivables, net of credit losses of $2,798 and $2,918	112,333	132,559
Contract assets	19,032	21,250
Inventories, net	99,330	105,099
Other, net of credit losses of $1,496 and $1,679	19,653	24,739
Total current assets	252,816	288,399
Property, plant and equipment, net	27,977	28,806
Operating lease right-of-use assets, net	12,592	15,416
Other assets:
Deferred income tax asset	21,563	17,376
Other, net of credit losses of $500 and $0	13,609	5,346
Total other assets	35,172	22,722
Total assets	$328,557	$355,343
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$65,267	$79,394
Accrued compensation and vacation	5,857	6,510
Current portion of long-term debt	5,078	3,123
Other	16,586	15,149
Total current liabilities	92,788	104,176
Long-term liabilities:
Long-term debt, net	108,516	116,383
Operating lease liabilities	7,653	10,312
Deferred income tax liability	5	263
Other long-term obligations	—	219
Total long-term liabilities	116,174	127,177
Total liabilities	208,962	231,353
Shareholders’ equity:
Common stock, no par value—shares authorized 25,000; issued and outstanding 10,762 and 10,762 shares, respectively	47,393	47,284
Retained earnings	72,527	76,921
Accumulated other comprehensive loss	(325)	(215)
Total shareholders’ equity	119,595	123,990
Total liabilities and shareholders’ equity	$328,557	$355,343

KEY TRONIC CORPORATION AND SUBSIDIARIES
Reconciliation of GAAP to non-GAAP measures
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	March 29, 2025	March 30, 2024	March 29, 2025	March 30, 2024
GAAP net loss	$(604)	$(2,221)	$(4,394)	$(802)
Gain on insurance proceeds (net of losses)	—	—	—	(431)
Stock-based compensation expense	26	52	109	163
Write-off of unamortized loan fees	—	—	1,012	—
Income tax effect of non-GAAP adjustments (1)	(5)	(10)	(224)	54
Adjusted net loss:	$(583)	$(2,179)	$(3,497)	$(1,016)

Adjusted net loss per share — non-GAAP Diluted	$(0.05)	$(0.20)	$(0.32)	$(0.09)
Weighted average shares outstanding — Diluted	10,762	10,762	10,762	10,762

(1) Income tax effects are calculated using an effective tax rate of 20%, which approximates the statutory GAAP tax rate for the presented periods.